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               Exhibit 10.31 -- Agreement with Varsity Heavy Duty


April 1, 2000


Strategic Solutions Group, Inc.
Ernie Wagner
President and COO
1598 Whitehall Road
Annapolis, MD 21401


Dear Ernie:

I authorize SSGI to begin working on Varsity Heavy Duty's web site at the agreed upon time and materials rate of $106.25 per hour. (15% off the $125 per hour standard rate)

Sincerely,

/s/ Thomas D. Stone

Thomas D. Stone
President of Varsity Heavy Duty